Exhibit (8)(A12)

PARTICIPATION AGREEMENT

Between

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

THIS AGREEMENT, made and entered into as of this          day of                     , 2016 by and between Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), and Franklin Templeton Distributors, Inc., a New York corporation (hereinafter the “Underwriter”), with respect to investments in Templeton Income Trust, a Delaware statutory trust (hereinafter the “Fund”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and shares of the Fund are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Fund issues shares to the general public and to certain qualified investors, which may include the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code of 1986, as amended (the “Code”), Sections 401(a), 403(a), 403(b), 414(d) and 457, or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”); and

WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and

Exhibit (8)(A12)

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts; and

WHEREAS, the investment manager to each Designated Portfolio (as defined below) (the “Adviser”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Underwriter, which serves as distributor to the Fund, is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter “FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Underwriter agree as follows:

ARTICLE I. Sale of Fund Shares

1.1      The Underwriter agrees to sell to the Company those shares of the Designated Portfolios which the Company orders on behalf of the Account, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios.

1.2      Subject to Article VIII hereof, and the terms set forth in the registration statement of the Fund, as amended from time to time (including the Fund’s right to refuse to sell shares to any person), the Underwriter agrees to make shares of the Designated Portfolios available for purchase at the applicable net asset value per share by the Company on behalf of the Account based on allocations to the Accounts or subaccounts thereof under the Contracts on those days on which the Fund calculates its net asset value pursuant to rules of the SEC, and the Underwriter shall use its best efforts to calculate (or to have calculated) such net asset value on each day which the New York Stock Exchange (“NYSE”) is open for trading unless otherwise permitted by law and in accordance with the Fund’s prospectus. Notwithstanding the foregoing, the Board of Trustees of the Fund (hereinafter the “Board”) may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio, or class thereof, if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board deemed to be in the best interests of the shareholders of such Designated Portfolio. The Fund reserves the right, upon prior written notice to the Company (given at the earliest practicable time), to take all actions, including but not limited to, the dissolution, reorganization, liquidation, merger or sale of all assets of the Fund or any Designated Portfolio upon the sole authorization of the Board, acting in good faith.

1.3      RESERVED.

Exhibit (8)(A12)

1.4      The Underwriter agrees that the Fund will redeem, on the Company’s request, any full or fractional shares of the Designated Portfolios held by the Company based on allocations of amounts to the Accounts or subaccounts thereof under the Contracts, ordinarily executing such requests at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that (i) the Company shall not redeem Designated Portfolio shares attributable to Contract owners except in circumstances permitted in Section 9.4 of this Agreement, and (ii) the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption to the extent permitted by the 1940 Act, and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in its then current prospectus.

1.5      For purposes of Sections 1.7 and 1.11, the Company is hereby appointed as a designee of the Fund for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of the Designated Portfolios made available hereunder, and receipt by such designee shall constitute receipt by the Fund; provided that the Company receives the order in proper form for shares of a Designated Portfolio from the Account on any Business Day prior to 1:00 p.m. Pacific time for that Business Day (“Trade Date”), and the Underwriter receives notice of such order by 9:00 a.m. Eastern time on the next following Business Day, the Account shall receive the net asset value for the shares computed as of the Trade Date. “Business Day” shall mean any day on which the NYSE is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

1.6      The Company agrees to purchase and redeem the shares of each Designated Portfolio offered by the then current prospectus of the Fund and in accordance with the provisions of such prospectus (including restrictions on frequent trading, imposition of redemption fees and maintenance of account balance minimums). Notwithstanding the foregoing, the Company’s obligations with respect to frequent trading and redemption fees are solely governed by Section 1.14.

1.7      Net purchase and net redemption transactions with respect to each Account shall be settled in accordance with National Securities Clearing Corporation (“NSCC”) rules and procedures as provided in Section 1.11 below.

In the event that systems of the NSCC are not functioning on or as of a given Business Day (the “Designated Day”), the Company shall transmit net purchase and/or net redemption orders for each Account (each a “Separate Account Instruction”) to the Underwriter via facsimile by 9:00 a.m. Eastern time, 6:00 a.m. Pacific time, on the Business Day following the Designated Day. Immediately following the transmittal of any Separate Account Instruction via facsimile because of an NSCC system failure, the Company must call the Underwriter to notify the Underwriter of the transmittal and the Underwriter will use commercially reasonable efforts to process those Separate Account Instructions in a mutually satisfactory manner. However, this Section 1.7 will not be applicable to Separate Account Instructions which have already been entered into the NSCC’s Defined Contribution Clearance and Settlement System.

In the event that NSCC systems are not functioning on a given Business Day: (1) for net purchase Separate Account Instructions, the Company shall wire payment, or arrange for payment to be wired by its designated bank, in immediately available funds, to the Fund custodial account or accounts designated by the Underwriter; and (2) for net redemption Separate Account Instructions, the Fund shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account

Exhibit (8)(A12)

designated by the Company in the Application described in Section 1.11(2) below. The Fund must receive wires from the Company no later than the close of the Federal Reserve Bank on the Business Day such Separate Account Instructions are received by the Underwriter in accordance with Sections 1.11(5) and (6) below. The Company shall be solely responsible for the accuracy of any instruction transmitted to the Underwriter via NSCC systems or otherwise and the transmission of such Separate Account Instruction shall constitute the Company’s representation to the Underwriter that the Separate Account Instruction is accurate, complete and consistent with instructions received from each person with an indirect interest in shares of a Designated Portfolio through an Account (each a “Beneficial Owner”) for the purchase and/or sale of shares of any Designated Portfolio issued to an Account for allocation by the Company to each Beneficial Owners’ interest in the Contracts. The Company shall assume responsibility for any loss to the Underwriter or to a Designated Portfolio caused by any delayed payment, or a cancellation or correction made subsequent to the date as of which a Separate Account Instruction has been placed, and the Company will immediately pay such loss to the Underwriter or such Designated Portfolio upon notification.

1.8      Issuance and transfer of the Designated Portfolio’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9      The Underwriter shall furnish notice as soon as reasonably practicable to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolios’ shares. The Company on its behalf and on behalf of the Account hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Designated Portfolio shares in additional shares of such Designated Portfolio at the ex-dividend date net asset values. The Company on its behalf and on behalf of the Account reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Underwriter shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10    The Underwriter shall make the net asset value per share for each Designated Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time on each Business Day. Each party to the Agreement agrees that, in the event of a material error resulting from incorrect information or confirmations, the parties will seek to comply in all material respects with the provisions of applicable federal securities laws.

1.11    If transactions in shares of the Designated Portfolios are settled through the NSCC Fund/SERV system, the following provisions shall apply:

(1) The Underwriter and the Company each represents that it or one of its affiliates, or in the case of the Company its custodian, has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares and executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking System”).

Exhibit (8)(A12)

(2) The Company agrees that all Accounts will be established with the same registration.

(3) The Underwriter and the Company or their designees will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Underwriter and the Company or their designees each will use its best efforts to (i) perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized; and (ii) ensure that any information transmitted through the Networking System by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Underwriter and the Company or their designees will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the Networking System and to limit the access to, and the inputting of data into, Networking System to persons specifically authorized by such party.

(4) For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, the Company or its designee shall provide the Fund and its affiliates with all information reasonably necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company or its designee shall maintain documents required by the Fund to effect Fund/SERV transactions.

(5) As limited designee of each Designated Portfolio in accordance with Section 1.5 hereof, the Company is authorized on behalf of each Designated Portfolio to: (1) receive orders from each Beneficial Owner in Contract owners’ plans (for acceptance before 1:00 p.m. Pacific time on each Business Day) for the purchase and/or sale of shares of any Designated Portfolio issued to an Account for allocation by the Company to each Beneficial Owners’ interest in the Contracts (each a “Beneficial Owner’s Instruction”); (2) transmit to the NSCC Separate Account Instructions to be received by the Underwriter no later than the time set forth below; and (3) upon acceptance of any such Separate Account Instruction, communicate such acceptance to the applicable Beneficial Owners in Contract owners’ plans. All Separate Account Instructions shall include the fund number assigned to the Accounts.

(6) On each Business Day, the Company shall aggregate all purchase and redemption orders for shares of a Designated Portfolio that the Company received prior to 1:00 p.m. Pacific time. The Company represents and warrants that all orders for net purchases or net redemptions derived from Beneficial Owner’s Instructions received by the Company and transmitted to the NSCC for processing on or as of a Designated Day shall have been received in proper form and time stamped by the Company prior to 1:00 p.m. Pacific time on the Designated Day. Such orders shall receive the Designated Portfolio share price next calculated following 1:00 p.m. Pacific time on the Designated Day (the “Designated Day Price”), provided that the Underwriter receives Separate Account Instructions from the NSCC by 9:00 a.m. Eastern Time, 6:00 a.m. Pacific Time, on the Business Day following

Exhibit (8)(A12)

the Designated Day (the “Submission Time”). Any such Separate Account Instructions that the Underwriter receives after the Submission Time may, but are not guaranteed to, receive the Designated Day Price. The Company assumes responsibility for any loss to a Designated Portfolio caused by the Underwriter’s receipt of Separate Account Instructions after the Submission Time including, but not limited to, losses caused by such Separate Account Instructions receiving the Designated Day Price, or any cancellation or correction made subsequent to the Submission Time. The Company will immediately pay the amount of such loss to a Designated Portfolio upon notification by the Underwriter. The Company represents and warrants that it has, maintains and periodically tests, procedures and systems in place reasonably designed to prevent Beneficial Owner’s Instructions received after 1:00 p.m. Pacific time on a Designated Day from being executed with Beneficial Owner’s Instructions received before 1:00 p.m. Pacific time on that Designated Day.

The Fund and the Underwriter shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone shall be responsible for such action.

To the extent not inconsistent with this Section 1.11 or the NSCC’s Rules and Procedures, the provisions of Article I of this Agreement shall apply to transactions processed through the NSCC.

1.12    RESERVED.

1.13    The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; Designated Portfolio shares may be sold to other investors and the cash value of the Contracts may be invested in other investment companies.

1.14    Without limiting the other provisions of this Article I, among other delegations by the Board, the Board has determined that there is a significant risk that the Fund and its shareholders may be adversely affected by investors with short term trading activity and/or whose purchase and redemption activity follows a market timing pattern as defined in the prospectus for the Fund, and have authorized the Fund, the Underwriter and the Fund’s transfer agent to adopt procedures and take other action (including, without limitation, rejecting specific purchase orders in whole or in part) as they deem necessary to reduce, discourage, restrict or eliminate such trading and/or market timing activity. The Company agrees that its purchases and redemptions of Designated Portfolio shares are subject to, and that the Company will assist the Fund in implementing, the Market Timing Trading Policy and Additional Policies (as described in the Fund’s prospectus from time to time) and the Fund’s restrictions on excessive and/or short term trading activity and/or purchase and redemption activity that follows a market timing pattern. Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule B as of the effective date of this Agreement.

1.15    The Company shall not intentionally withhold placing orders received from customers solely to profit the Company as a result of such withholding, e.g., by a change in the “net asset value” from that used in determining the offering price to the customers.

1.16    RESERVED.

Exhibit (8)(A12)

1.17    The Company shall act in accordance with the Fund’s policies and procedures that have been provided to the Company and that are applicable to the Company’s activities under this Agreement, to the extent permitted by applicable law. Notwithstanding the foregoing, the Company’s obligations with respect to frequent trading and redemption fees are solely governed by Section 1.14.

ARTICLE II.  Representations and Warranties

2.1      The Company represents and warrants that:

(a)

The Contracts and any certificates thereunder are, or prior to any issuance or sale, will be registered under the 1933 Act or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act, in which case the Company will make every effort to maintain such exemption and will notify the Fund and Underwriter immediately upon having a reasonable basis for believing that such exemption no longer applies or might not apply in the future.

(b)

The Contracts and any certificates thereunder (i) will be sold by broker-dealers, or their registered representatives, who are registered with the SEC under the 1934 Act, and who are members in good standing of FINRA; (ii) will be issued and sold in compliance in all material respects with all applicable federal and state laws; (iii) will not be sold outside the United States; and (iv) that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements and FINRA suitability guidelines. Without limiting the foregoing, the Company agrees that in recommending to a Contract owner the purchase, sale or exchange of any subaccount units under the Contracts, the person making the recommendation shall have reasonable grounds for believing that the recommendation is suitable for such Contract owner.

(c)

It is an insurance company duly organized and in good standing under the laws of its state of organization and is duly qualified to carry on its business in such state and in each other jurisdiction in which its activities hereunder require it to be so qualified.

(d)	It has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under New York insurance laws.

(e)

It has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

(f)	It is authorized by applicable law and pursuant to its governing documents to enter into and perform all of its duties under this Agreement.

(g)	This Agreement constitutes a legal, valid and binding obligation of the Company, and is fully enforceable against the Company in accordance with its terms.

Exhibit (8)(A12)

(h)

Shares of the Fund will only be available through individual and group annuity contracts designed to fund tax qualified pension plans under Code Sections 401(a), 403(a), 403(b), 414(d) and 457, and will not be available through variable life insurance separate accounts.

(i)	It has and will continue to have the necessary facilities, equipment and personnel to perform its duties and obligations under the Agreement.

(j)	It shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

(k)	The fees and charges deducted under each Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

2.2      The Underwriter represents and warrants that:

(a)	Designated Portfolio shares sold pursuant to this Agreement shall be registered under the 1933 Act

(b)	The Fund is registered under the 1940 Act.

(c)	The Fund amends its registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.3      RESERVED.

2.4      The Underwriter makes no representations as to whether any aspect of the Fund’s operations, including but not limited to, investment policies, fees and expenses, complies with the insurance and other applicable laws of the various states.

2.5      The Underwriter represents that the Fund is lawfully organized and validly existing under the laws of the State of Delaware and that the Fund complies in all material respects with the 1940 Act and any regulations thereunder.

2.6      The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws.

2.7      RESERVED.

2.8      The Underwriter represents and warrants that all of the Fund’s trustees, officers, employees, and other individuals or entities dealing with the money and/or securities of the Designated Portfolios are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage

Exhibit (8)(A12)

for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9      The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

2.10    RESERVED.

2.11    The Underwriter represents that the Adviser, with respect to the Designated Portfolios listed in Schedule A of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, the Underwriter represents that the Adviser to the Designated Portfolios is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder with respect to the Designated Portfolios, and therefore is not subject to regulation as a CTA. To the extent that the Adviser to the Designated Portfolios becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA with respect to the Designated Portfolios, the Underwriter agrees to provide the Company with prompt notice, in writing, of such change in, or plans to change, regulatory status.

2.12    The Company agrees to comply with applicable U.S. Department of Treasury and/or Office of Foreign Assets Control laws, regulations, requirements and guidance (including, but not limited to, those regarding Specially Designated Nationals and Blocked Persons, or any similar provisions; collectively, “OFAC Requirements”) by adopting compliance policies and procedures with respect to Contract owners’ investments in the Accounts.

2.13    The Company agrees to comply with applicable money laundering and currency transactions reporting laws, regulations and government or regulatory guidance, including the use of a customer identification program, suspicious activity reporting and recordkeeping requirements (collectively with the OFAC Requirements, “AML Requirements”), and with any “money laundering” guidelines as may be agreed to by the parties. The Company will ensure the ability of federal examiners to obtain information and records relating to AML Requirements. Upon the reasonable request of the Underwriter or its agents, and in accordance with AML Requirements, the Company will provide sufficient documentation regarding the Company’s compliance with AML Requirements.

Exhibit (8)(A12)

2.14    Notwithstanding anything herein to the contrary, the Underwriter makes no representations regarding and expressly disclaims any liability for (i) the Company’s, an Account’s or a Contract owner’s compliance with Section 817(h) of the Code, and the regulations thereunder or (ii) any “investor control” issues caused by any Contract owners.

ARTICLE III.  Prospectuses, Statements of Additional Information, and Proxy Statements; Voting

3.1      The Company shall be responsible for providing and/or making available all Fund documents required to be sent under the federal securities laws, such as prospectuses, proxy material and periodic shareholder reports (“Regulatory Required Mailings”), and if otherwise required by applicable law governing Accounts and Contracts to Contract owners. At the request of or on behalf of the Company, the Underwriter shall provide the Company or its mailing agent with a sufficient physical quantity of each Designated Portfolio’s Regulatory Required Mailings.

3.2      For purposes of this section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498. If the Company elects to use the Fund’s Summary Prospectuses to satisfy the Company’s prospectus delivery requirement, the Company agrees to do so in compliance with this Agreement and Rule 498, and to give the Underwriter no less than sixty (60) days’ advance written notice of such intended use. The Company also agrees that any binding together of Summary Prospectuses, Statutory Prospectuses, and other materials will be done in compliance with Rule 498(c). The Company further agrees that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Company, or one of its affiliates or third-party providers. In connection with the Company’s distribution of any Fund Summary Prospectus, the Company agrees to be solely responsible for the maintenance of website links to the Fund documents site. The Company acknowledges that the Fund documents site is transmitted over the Internet on a reasonable efforts basis, and the Underwriter does not warrant or guarantee its reliability. The Company agrees that it will comply with any posted website Terms of Use.

3.3      RESERVED.

3.4      The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Fund shares in accordance with instructions received from Contract owners; and

(iii)	vote Fund shares for which no timely instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

Exhibit (8)(A12)

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

ARTICLE IV.  Sales Material and Information

4.1      RESERVED.

4.2      The Company is not authorized to give any information or make any representations concerning shares of a Designated Portfolio except those contained in the Designated Portfolio’s then current Prospectus, Summary Prospectus, Statement of Additional Information or in other materials produced by the Underwriter or by the Fund, nor may the Company present or create any information or materials that are contrary to or inconsistent with the materials so provided to the Company. The Underwriter will supply reasonable quantities of, and/or reasonable electronic access to, sales or other marketing materials, and additional information as issued by the Fund or by the Underwriter. The Underwriter will not be responsible for reimbursing the Company for any costs or expenses the Company may incur for accessing or printing such materials. The Company is not authorized to modify or translate any materials the Underwriter has provided to the Company. The Company agrees, represents and warrants that it is solely responsible for any materials prepared by the Company that are based upon information concerning shares of a Designated Portfolio produced by the Underwriter or the Fund and that such materials will: (a) conform to all requirements of any applicable laws or regulations of any government or authorized agency in the U.S. or any other country having jurisdiction over the offering or sale of shares of the Fund, (b) not be contrary to or inconsistent with the information or materials provided to the Company by the Underwriter or the Fund, and (c) be made available to the Underwriter upon request. The Company agrees to file any advertising or sales material relating to a Designated Portfolio prepared by the Company with the applicable legal or regulatory authority, within the timeframes that may be required from time to time by such legal or regulatory authority. Unless otherwise expressly agreed to in writing, it is understood that the Underwriter will neither review nor approve for use any materials prepared by the Company and will have no involvement in the preparation of, or responsibility for, any such materials prepared by the Company. Notwithstanding the above, the Company may not use the Franklin Templeton Investments name or logo in materials prepared by the Company without the Underwriter’s prior written consent.

4.3      RESERVED.

4.4      The Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in Sales Literature or Other Promotional Materials approved by the Company or its designee, except with the permission of the Company.

4.5      RESERVED.

Exhibit (8)(A12)

4.6      The Company shall be solely responsible for the timely delivery to Contract owners of (i) Fund prospectuses, including all annual revised copies of the prospectus and other revisions, to Contract owners invested in the Fund, (ii) semi-annual and annual shareholder reports and (iii) proxy material, as required by applicable law.

ARTICLE V.  Fees and Expenses

5.1      The Fund and the Underwriter shall pay no fee or other compensation to the Company under this Agreement.

5.2      All expenses incident to performance by the Underwriter under this Agreement shall be paid by the Underwriter. All expenses incident to performance by the Company under this Agreement shall be paid by the Company.

5.3      The Company shall bear the expenses of providing and/or making available all Regulatory Required Mailings, and all Fund documents otherwise required by applicable law governing Accounts and Contracts to Contract Owners. The Underwriter agrees to cause each Designated Portfolio to reimburse the Company or its agent for its sufficiently documented out-of-pocket mailing costs for sending Regulatory Required Mailings to the Company’s Contract owners.

ARTICLE VI.  Qualification

6.1      The Underwriter represents that each Designated Portfolio is qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that the Fund might not so qualify in the future.

6.2      The Company represents that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.

ARTICLE VII.  Indemnification

7.1      Indemnification By the Company

7.1(a). The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of their officers, trustees, directors, employees, agents, and each person, if any, who controls the Fund or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) (for purposes of this Section 7.1, collectively “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses (or actions in respect thereof) are related to the sale or acquisition of the Fund’s shares or the Contracts and:

Exhibit (8)(A12)

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the Registration Statement, prospectus (which shall include an offering memorandum, if any), or statement of additional information (“SAI”) for the Contracts or contained in Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was accurately derived from and in conformity with written information furnished to the Company by or on behalf of the Fund for use in the Registration Statement, prospectus or SAI for the Contracts or in the Contracts or Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in and accurately derived from the Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its authorization or control, with respect to the sale or acquisition of the Contracts or Fund shares; or

(iii)

arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund by or on behalf of the Company; or

(iv)

arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or

(vi)	arise out of or result from any failure by the Company to satisfy requirements, including but not limited to compliance with all applicable laws, relating to the

Exhibit (8)(A12)

Company’s electronic delivery of any Regulatory Required Mailings of the Fund or any amendment thereof or supplement thereto, or the Company making such documents available on-line,

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

For purposes of this Section 7.1, Losses shall include, without limitation, all costs associated with or arising out of any failure of a Contract to be considered a life insurance contract, endowment contract, or annuity insurance contract, whichever is appropriate, as specified in Section 6.2, including, without limitation, all costs associated with correcting or responding to any such failure.

7.1(b). The Company shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

7.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final

Exhibit (8)(A12)

judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.

7.2       Indemnification by the Underwriter

7.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its trustees, officers, employees, agents, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) (for purposes of this Section 7.2, collectively “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses (or actions in respect thereof) are related to the sale or acquisition of the Fund’s shares or the Contracts; and

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or SAI or Sales Literature or Other Promotional Materials of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was accurately derived from and in conformity with written information furnished to the Underwriter or Fund by or on behalf of the Company for use in the Registration Statement or prospectus for the Fund or in Sales Literature or Other Promotional Materials (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares to the Account; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in and accurately derived from the Registration Statement, prospectus or Sales Literature or Other Promotional Materials for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares to the Account; or

(iii)

arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, SAI, or Sales Literature or Other Promotional Materials of the Contracts, or any

Exhibit (8)(A12)

amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund or the Underwriter; or

(iv)

arise as a result of any material failure by the Fund or the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

For purposes of this Section 7.2, Loss shall include, without limitation, all costs associated with or arising out of any failure of the Fund or any Designated Portfolio to comply with the qualification requirements specified in Section 6.1, including, without limitation, all costs associated with correcting or responding to any such failure.

7.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

7.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Underwriter and the Underwriter is damaged solely as a result of failure to give such notice. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Underwriter to such party of the Underwriter’s election to assume

Exhibit (8)(A12)

the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Underwriter and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Underwriter and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Underwriter will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Underwriter agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE VIII.  Applicable Law

8.1      This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of California.

8.2      This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX.  Termination

9.1      This Agreement shall continue in full force and effect until the first to occur of:

(a)

termination by any party, for any reason with respect to some or all Designated Portfolios, by one-hundred twenty (120) days’ advance written notice delivered to the other parties or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties; or

(b)

termination by the Company by written notice to the Underwriter in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

Exhibit (8)(A12)

(c)

termination by the Underwriter in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts or certificates, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(d)

termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Underwriter to perform its obligations under this Agreement; or

(e)

termination immediately by the Company by written notice to the Underwriter with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

(f)

termination immediately by the Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.2 hereof; or if the Underwriter reasonably believes that such Contracts may fail to so qualify; or

(g)

termination by the Underwriter by written notice to the Company, if the Underwriter shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)

termination by the Company by written notice to the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)	termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the

Exhibit (8)(A12)

Fund in accordance with the terms of the Contract, provided that the Company has given, no later than the date the filing of the application for approval of the proposed substitution of securities, prior written notice to the Underwriter; or

(j)	termination by mutual agreement of the parties at any time; or

(k)

termination immediately by the Company upon written notice to the Underwriter if the Underwriter materially breaches any of the representations and warranties made in this Agreement or the Underwriter is materially in default in the performance of any of its duties or obligations under this Agreement, receives a written notice thereof and fails to remedy such default or breach to the Company’s reasonable satisfaction within 30 days after such notice; or

(l)

termination immediately by the Underwriter upon written notice to the Company if the Company materially breaches any of the representations and warranties made in this Agreement or the Company is materially in default in the performance of any of its duties or obligations under this Agreement, receives a written notice thereof and fails to remedy such default or breach to the Underwriter’s reasonable satisfaction within 30 days after such notice; or

(m)

termination by the Underwriter if the Board of the Fund, in the exercise of its fiduciary duties, either (i) determines that such termination is a necessary and appropriate remedy for a material breach of this Agreement, which includes a violation of laws, or (ii) determines to completely liquidate a Designated Portfolio; or

(n)	termination immediately in the event of the assignment of this Agreement by any party without the prior written approval of the other parties, or as otherwise required by law.

9.2      Notice Requirement. No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to the other party of its intent to terminate, which notice will set forth the basis for the termination.

9.3      Effect of Termination. If this Agreement is terminated in accordance with this Article IX, the Fund may redeem at its option, in kind or for cash, the Fund shares held by the Account on the effective date of termination of this Agreement. In addition, if this Agreement is terminated pursuant to Section 9.1(j), the Underwriter and Fund shall, at the Company’s option, continue to make available additional shares of any Designated Portfolio and redeem shares of any Designated Portfolio for any or all Contracts or Accounts existing on the effective date of termination of this Agreement (“Existing Contracts”), pursuant to the terms and condition, s of this Agreement. If this Agreement is terminated pursuant to Section 9.1(a), the Underwriter and Fund may, at their option, continue to make available additional shares of any Designated Portfolio and redeem shares of any Designated Portfolio for any or all Existing Contracts, pursuant to the terms and conditions of this Agreement.

Exhibit (8)(A12)

9.4      The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) upon 45 days prior written notice of the Underwriter, as permitted by an order issued by the SEC pursuant to Section 26(c) of the 1940 Act or a no-action letter thereunder, but only if a substitution of other securities for the shares of the Designated Portfolio is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contract. Upon request, the Company shall promptly furnish to the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Underwriter 45 days’ notice of its intention to do so.

9.5      Notwithstanding any termination of this Agreement, except as provided in Section 9.3, the provisions under Article II (Representations and Warranties) and Article VII (Indemnification) shall survive.

ARTICLE X. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Company:

TIAA

8500 Andrew Carnegie Blvd

Charlotte, North Carolina 28262

Attention: Mike Kloss

If to the Underwriter:

Franklin Templeton Investments

1 Franklin Parkway

San Mateo, California 94403

Attn: General Counsel

ARTICLE XI. Miscellaneous

11.1      The Company agrees to look solely to the property of the respective Designated Portfolios listed on Schedule A hereto as though each such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

Exhibit (8)(A12)

11.2      Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, otherwise required by law or pursuant to an order of a court, government agency or regulatory body, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain. Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

(a)

“Confidential Information” includes without limitation all information regarding the customers of the Company, the Fund, Underwriter or any of their subsidiaries, affiliates, or licensees, or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers, or any information derived therefrom;

(b)

Neither the Company, the Fund, Adviser or Underwriter may disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Company, the Fund, or Underwriter as set forth in this Agreement; and the Company, the Fund, and Underwriter agree to cause their employees, agents and representatives, or any other party to whom the Company, the Fund, or Underwriter may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. The Company, the Fund and the Underwriter agree to maintain in confidence the other’s Confidential Information and limit access to said Confidential Information within their own organization to only those persons who need to know such Confidential Information. Each party will treat the Confidential Information of the others with at least the same degree of care they use to protect their own proprietary information, but no less than reasonable care under the circumstances;

(c)

The Company, the Fund, and Underwriter agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such Confidential Information against any anticipated threats or hazards to the security and integrity of such measures implemented to ensure the security and confidentiality of such Confidential Information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm to any of the customers of the Company or any of its subsidiaries, affiliates or licensees or substantial harm to the Company, the Fund or to Underwriter; the Company, the Fund, and Underwriter further agree to cause all their respective agents, representatives or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 11.2.

(d)

In the event the receiving party is required to disclose another party’s Confidential Information pursuant to a judicial or governmental order, such receiving party will promptly notify the disclosing party in writing in sufficient time to allow intervention in response to such an order.

Exhibit (8)(A12)

(e)

No receiving party shall acquire any rights in or to the Confidential Information of another party, except the limited right to use the Confidential Information solely for the purposes set forth in this Agreement or as agreed upon in writing by the parties.

(f)

Each party hereto respectively agrees to be responsible for compliance with the terms of this Section 11.2 and acknowledges that a breach of any of the terms in this Section 11.2 by any of their employees, agents, affiliates or others acting on their behalf will be deemed a breach. Each party hereto shall notify the other party upon discovery of any unauthorized use or disclosure of such party’s Confidential Information or any other breach of this Section 11.2 and will cooperate in every reasonable way to help the other regain possession of its Confidential Information and prevent its further unauthorized use. Each party hereto acknowledges that a party, because of the nature of its Confidential Information, would suffer irreparable harm in the event of a material breach of the provisions of this Section 11.2 in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a party of any such provisions, the non-breaching party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the non-breaching party prevails against the breaching party in any action brought to enjoin a material breach or threatened breach of this Section 11.2, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(g)	Each party hereto agrees that the terms of this Section 11.2 shall survive the termination or cancellation of this Agreement.

11.3      The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4      This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.6      Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.7      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.8      This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

Exhibit (8)(A12)

11.9      No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties. Notwithstanding the foregoing, the schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference, and the parties to this Agreement may agree in writing to separately amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Portfolios of the Fund or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

11.10    Except for the limited purpose specifically described in Section 1, nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association, or joint venture or agency relationship among the Company and the Underwriter.

11.11    Each party agrees to maintain all records required of such party by applicable law relating to the offer and sale of shares of the Designated Portfolios. Upon reasonable request by one party, the other party will provide access to or make copies of such records.

Exhibit (8)(A12)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By its authorized officer

	By:	/s/ Hal Moody

	Title:	Senior Director

	Date:	11/17/2016

UNDERWRITER:	FRANKLIN TEMPLETON DISTRIBUTORS, INC.

By its authorized officer

	By:	/s/ Dan O’Lear

	Title:	President

	Date:	11/17/2016

SCHEDULE A

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded by Separate Account	Designated Portfolios (Share Class)
TIAA Separate Account VA-3 May 17, 2006	Access Annuities	Templeton Global Bond Fund (Class R6)

SCHEDULE B

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

A.    Agreement to Provide Shareholder Information.

The Company agrees to provide the Underwriter, upon written request, the taxpayer identification number (“TIN”) of any or all Contract owner(s) and/or Beneficial Owner(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Contract owner(s) and/or Beneficial Owner(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund Shares held through an account maintained by the Company during the period covered by the request.

(i)        Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Underwriter may request transaction information older than ninety (90) days and up to 24 months from the date of the request as it deems necessary to investigate compliance with policies established by it for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)      Form and Timing of Response. The Company agrees to transmit the requested information that is on its books and records to Underwriter or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on the Company’s books and records, the Company agrees to: (a) provide or arrange to provide the Underwriter or its designee the requested information regarding Contract owners and/or Beneficial Owners who hold an account with an indirect intermediary; or (b) prohibit further purchases of Fund Shares by such indirect intermediary on behalf of itself or other persons. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Underwriter should be consistent with the NSCC Standardized Data Reporting Format.

(iii)     Limitations on Use of Information. The Underwriter agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Company.

B.    Agreement to Restrict Trading.

The Company agrees to execute written instructions from the Underwriter or its designee to restrict or prohibit further purchases or exchanges of Fund Shares by a Contract owner or Beneficial Owner who has been identified by the Underwriter or its designee as having engaged in transactions in Fund Shares (directly or indirectly through the Company’s account) that violates policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)        Form of Instructions. Instructions must include the TIN and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or Beneficial Owner(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)      Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Company.

(iii)      Confirmation by Intermediary. The Company must provide written confirmation to the Underwriter or its designee that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

C.    Definitions.

For purposes of this section:

(i)        The term “Fund” includes the fund’s principal underwriter and transfer agent or other designated affiliates. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940 Act.

(ii)       The term “Shares” means the interests of Contract owners and/or Beneficial Owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.

(iii)      The term “Beneficial Owner” means the person with the indirect interest in Shares including a plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares.

(iv)      The term “written” includes electronic writings and facsimile transmissions.

(v)       The term “purchase” does not include the automatic reinvestment of dividends or distributions.

D.    Amendments.

Any amendments to this Schedule shall require a written agreement properly authorized and executed by both parties.